Shopify Announces Results of its 2025 Annual Meeting of Shareholders
Internet, Everywhere – June 18, 2025 - Shopify Inc. (NASDAQ, TSX: SHOP), announced today the results of its annual meeting of shareholders held on June 17, 2025. All director nominees were elected to the Board of Directors and PricewaterhouseCoopers LLP were appointed as Shopify's auditors. In addition, shareholders approved the non-binding advisory resolution on Shopify's approach to executive compensation, as further described in Shopify's management information circular dated April 7, 2025.

The detailed results of the meeting were as follows:
1.Election of Directors
Each of the ten (10) nominees for director were elected by a majority of the votes cast by shareholders present or represented by proxy at the meeting. The votes cast for each nominee were as follows:

Director	Votes for	% of Votes for	Votes Against	% of Votes Against
Tobias Lütke	1,676,977,579	98.18%	31,136,925	1.82%
Lulu Cheng Meservey	1,704,810,215	99.81%	3,304,289	0.19%
Gail Goodman	1,293,245,116	75.71%	414,869,388	24.29%
David Heinemeier Hansson	1,704,845,375	99.81%	3,269,129	0.19%
Jeremy Levine	1,610,300,766	94.27%	97,813,738	5.73%
Prashanth Mahendra-Rajah	1,697,583,779	99.38%	10,530,676	0.62%
Joe Natale	1,667,914,523	97.65%	40,199,981	2.35%
Kevin Scott	1,702,755,451	99.69%	5,358,884	0.31%
Toby Shannan	1,702,794,212	99.69%	5,320,292	0.31%
Fidji Simo	1,430,792,451	83.76%	277,322,053	16.24%

2.Appointment of Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP were appointed as Shopify's auditors by a majority of the votes cast by shareholders present or represented by proxy at the meeting, and the directors were authorized to fix the auditors' compensation. The votes were cast as follows:

Votes for	% of Votes for	Votes Withheld	% of Votes Withheld
1,780,900,707	99.35%	11,673,409	0.65%

3.Non-binding Advisory Vote on Executive Compensation

The non-binding advisory resolution on Shopify's approach to executive compensation was approved by a majority of the votes cast by shareholders present or represented by proxy at the meeting. The votes were cast as follows:

Votes for	% of Votes for	Votes Against	% of Votes Against
1,064,652,087	62.33%	643,461,082	37.67%

Following the meeting, the Board of Directors intends to select Tobias Lütke to continue to serve as Chair of the Board of Directors and Joe Natale to serve as Lead Independent Director.

About Shopify
Shopify is a leading global commerce company that provides essential internet infrastructure for commerce, offering trusted tools to start, scale, market, and run a business of any size. Shopify makes commerce better for everyone with a platform and services that are engineered for speed, customization, reliability, and security, while delivering a better shopping experience for consumers online, in store, and everywhere in between. Shopify powers millions of businesses in more than 175 countries and is trusted by brands such as BarkBox, Vuori, BevMo, Carrier, JB Hi-Fi, Meta, ButcherBox, SKIMS, Supreme, and many more.

For more information visit www.shopify.com

CONTACT INVESTORS:	CONTACT MEDIA:
Carrie Gillard	Stephanie Ross
Director, Investor Relations	Lead, Communications
IR@shopify.com	press@shopify.com